Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-185318) and Form S‑3ASR (No. 333-214759) of Jefferies Financial Group Inc. (formerly known as Leucadia National Corporation) of our report dated February 27, 2017, except for the change in the manner in which the Company accounts for restricted cash in the statement of cash flows discussed in Note 4, the effects of discontinued operations discussed in Note 28, and the change in composition of reportable segments discussed in Note 29 to the consolidated financial statements, as to which the date is January 28, 2019, relating to the financial statements and financial statement schedule, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP
New York, New York
January 28, 2019